Exhibit 4.15

EXECUTION VERSION

DEFERRED PAYMENT AGREEMENT

$175,000,000

BETWEEN

NAUTILUS ENERGY TOPCO LLC, AS PAYEE,

ISQ GLOBAL INFRASTRUCTURE FUND II, L.P., AS GUARANTOR,

AND

INKIA ENERGY LIMITED, AS PAYOR

DATED DECEMBER 28, 2017

THIS AGREEMENT is dated as of December 28, 2017

BETWEEN:

(1)	NAUTILUS ENERGY TOPCO LLC., a limited liability company organized under the laws of the Cayman Islands, as payee (the “Company” or “Payee “);

(2)	ISQ GLOBAL INFRASTRUCTURE FUND II, L.P., a limited partnership organized under the laws of the Cayman Islands, as guarantor (the “Guarantor”);

(3)	INKIA ENERGY LIMITED, an exempted company incorporated in Bermuda, as payor (the “Inkia” or “Original Payor”).

WHEREAS, Inkia has entered into a Share Purchase Agreement (the “SPA”), dated November 24, 2017, by and among Inkia Energy Limited and IC Power Distribution Holdings, Pte., Ltd., and Nautilus Inkia Holdings LLC, Nautilus Distribution Holdings LLC and Nautilus Isthmus Holdings LLC (the “Buyers”), pursuant to which Inkia has agreed to sell to Nautilus Inkia Holdings LLC substantially all of its assets as described in and subject to the terms and conditions set forth in the SPA.

WHEREAS, on the date immediately prior to the Closing (as defined in the SPA), Nautilus Inkia Holdings LLC will transfer U.S.$175,000,000 (the “Escrow Funds”), representing an advance payment of a portion of the purchase price payable under the SPA, to an escrow agent designated by the Company (the “Escrow Agent”).

WHEREAS, immediately upon receipt of the Escrow Funds, the Escrow Agent will transfer the Escrow Funds as directed by the Company, which, subject to satisfaction of the conditions set forth in Section 5 hereof, Inkia will lend to the Company to provide credit support for Inkia’s indemnification obligations under the SPA.

WHEREAS, subject to the terms of the SPA, the Company shall be entitled to set off claims for indemnification under the SPA, to the extent provided in Section 10.10 of the SPA against (i) shares in OPC Energy Ltd. pledged by Kenon Holdings Ltd. in favor of the Buyers, (ii) amounts payable under this Agreement and (iii) a guarantee by Kenon Holdings Ltd. in favor of the Buyer.

WHEREAS, the Guarantor has entered into a guarantee entered into as of the date hereof pursuant to which and subject to the terms of this Agreement and the terms of the Guarantee, the Guarantor guarantees all of Company’s obligations under this Agreement.

WHEREAS, the Company’s obligations under this Agreement will be secured by a share mortgage over all of the Company’s equity, pursuant to a share mortgage agreement dated the date hereof.

NOW, THEREFORE, in consideration of the promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company, the Guarantor and the Original Payor agree as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement and in the Schedules and Annexes hereto, and the following terms have the following meanings:

“Accounting Principles” means the International Financial Reporting Standards as published by the International Accounting Standards Board (“IFRS”).

“Acquired Companies” has the meaning given to it in the SPA.

“Affiliate” of any specified person means any other person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Bolivian Indebtedness” means any Indebtedness of any Subsidiary (including any Specified Affiliate Holding Company) whose primary operations are located in Bolivia.

“Business Day” means any day other than a Legal Holiday.

“Chilean Indebtedness” means any Indebtedness of any Subsidiary (including any Specified Affiliate Holding Company) whose primary operations are located in Chile.

“Commercially Reasonable Efforts” has the meaning given to it in the SPA.

“Company Share Mortgage” means a first priority pledge of all of the equity interest in the Company pursuant to the Company Share Mortgage Agreement.

“Company Share Mortgage Agreement” means the charge of a LLC Interest in Nautilus Energy TopCo LLC dated the date hereof by and among Nautilus Energy Partners LLC, a limited liability company organized under the laws of the Cayman Islands and the Payor relating to the Company Share Mortgage.

“Compliance Certificate” means an Officers’ Certificate delivered in accordance with Section 2.2 (Compliance Certificate) of Annex I (Undertakings).

“Cross Acceleration Event” means a default by the Company or any of its Subsidiaries which shall not have been cured or waived under any Indebtedness of the Company or any of its subsidiaries domiciled in Peru (excluding, for the avoidance of doubt, any Bolivian Indebtedness, Dominican Republican Indebtedness or Chilean Indebtedness) which: (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness after the expiration of any applicable grace period provided in such Indebtedness on the date of such default; or (b) results in the acceleration of such Indebtedness prior to its Stated Maturity; and the principal or accreted amount of Indebtedness covered by (a) or (b) at the relevant time exceeds U.S.$70.0 million individually or in the aggregate (or the equivalent in other currencies) or more; provided that this clause shall not apply to the Indebtedness of any Project Finance Subsidiary except to the extent that such Indebtedness also constitutes Indebtedness of the Issuer or one of its subsidiaries (other than a Project Finance Subsidiary) at the time of such default.

“Deferred Amount” means the principal amount of the loan under this Agreement as the date hereof (which is the Loan) (i) as increased by the amount of interest accrued and capitalized pursuant to the provisions of Section 8 (Interest) and (ii) as decreased by the amounts of any prepayments or set offs permitted hereunder.

“Dominican Republican Indebtedness” means any Indebtedness of any Subsidiary (including any Specified Affiliate Holding Company) whose primary operations are located in the Dominican Republic.

“Finally Determined” has the meaning given such term in the SPA.

“Guarantee” means the guarantee by and among the Guarantor and Inkia, dated the date hereof.

“Group Structure Chart” means the group structure chart appended to this Agreement as Annex II (Group Structure Chart)

“Indebtedness” has the meaning given to it in the Indenture.

“Indenture” means the indenture by and among Inkia Energy Limited, as the issuer, and Citibank, N.A., as the trustee, dated November 9, 2017 relating to the 5.875% senior notes due 2027 as in effect as of December 28, 2017.

“Interest” has the meaning given such term in Section 8.1 (PIK Interest).

“Interest Period” has the meaning give such term in Section 9.1 (Duration of Interest Periods).

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.  If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Loan” has the meaning given such term in Section 2(a) (The Loan).

“Mandatory Repayment Date” means the earlier of December 28, 2021 or the occurrence of a Repayment Event.

“Nautilus Share Mortgage” means a first priority pledge of all of the equity interest in the Nautilus Inkia Holdings LLC pursuant to the Nautilus Share Mortgage Agreement.

“Nautilus Share Mortgage Agreement” means the agreement relating to the Nautilus Share Mortgage to be entered into by and among the Company and the Payor relating to the Nautilus Share Mortgage.

“Notes” means the 5.875% senior notes due 2027 issued pursuant to the Indenture.

“Officer” means the Chairman of the Board (if an executive), the Chief Executive Officer, the Chief Financial Officer, the President, the Chief Operating Officer, General Counsel, Chief Accounting Officer, the Treasurer, the Controller or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers.

“OPC Share Pledge” means the share pledge over the shares of OPC Energy Ltd. by Kenon Holdings Ltd. in favor of the Buyers.

“OPC Pledge Value” means the value of the shares under the OPC Share Pledge.

“Opinion of Counsel” means a written opinion of counsel, who may be an employee of or counsel for the Company (except as otherwise provided in this Agreement), and who shall be reasonably acceptable to the Payor, containing customary exceptions and qualifications and which shall not be at the expense of the Payor

“Party” means a party to this Agreement.

“Payee Group” means the Company, Nautilus Inkia Holdings LLC, any Specified Affiliate Holding Company and their Restricted Subsidiaries (as defined in the Indenture) and “member of the Payee Group” means any one of them.

“Payor” means the Original Payor or any successors, assigns and permitted transferees.

“Permitted Business” means (i) the business or businesses conducted by the Company, its Subsidiaries (including any Specified Affiliate Holding Company and its Subsidiaries) and other operating businesses described in the offering memorandum dated November 2, 2017, relating to the Notes, and (ii) any business reasonably ancillary, complementary, similar or related to the business or businesses provided for in clause (i) above.

“Permitted Reorganization” has the meaning given to it in the Indenture.

“Project Finance Subsidiary” has the meaning given to it in the Indenture.

“Repayment Event” has the meaning given to such term in Section 3.1(a) (Repayment Events) of Annex I (Undertakings).

“Repeating Representations” means each of the representations set out in Section 12.2 (Status) and Section 12.9 (Ranking).

“Reserve Amount” means the amount determined by the Payee and the Payor together, each acting in good faith (or should the Payee and Payor be unable to agree, a third party evaluator; and in the absence of agreement on a third party evaluator, PricewaterhouseCoopers shall act as third party evaluator or appoint a third party evaluator) equal to the sum of (i) a reasonable estimate of the amount ultimately payable on an unresolved claim (including interest and penalties) to be paid under the SPA, plus (ii) a reasonable estimate of the amount of costs and expenses that are expected to be incurred to resolve the claim in accordance with the SPA, plus (iii) 10% of the aggregate of clauses (i) and (ii), minus the OPC Pledge Value.

“Security Interest” means any mortgage, pledge, lien, charge (fixed or floating), assignment, hypothecation, set-off or trust arrangement for the purpose of creating such a security interest or any other agreement or arrangement having a substantially similar effect.

“Security” means the Company Share Mortgage Agreement and the Nautilus Share Mortgage Agreement.

“Specified Affiliate Holding Company” has the meaning given to it in the Indenture.

“Stated Maturity” has the meaning given to it in the Indenture.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any Person the account of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with IFRS as of such date.

“Tax” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties and additions thereto) that are imposed by a government or other taxing authority).

“Transfer Certificate” means an assignment and assumption agreement substantially in the form of Part 1 of Schedule 4 (Transfer Certificate) with such amendments as the Payor and the Company may agree in writing.

“Transfer Date” means, in respect of a Transfer Certificate, the later of:

(a)	the proposed Transfer Date specified in that Transfer Certificate; and

(b)	the date on which the Transfer Certificate is executed by all parties to the Transfer Certificate.

“U.S. dollar”, “U.S.$”, or “$” means the currency of the United States.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)
“know your customer requirements” are the checks that a Party requests in order to meet its obligations under applicable money laundering regulations to identify a person who is (or is to become) its customer;

(ii)
a “person” includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, fund, joint venture or consortium), government, state, agency, organization or other entity whether or not having separate legal personality;

(iii)	a Repayment Event being “outstanding” means that it has not been remedied or expressly waived in writing in accordance with this Agreement;

(iv)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(v)	this Agreement includes (without prejudice to any prohibition on amendments) all amendments (however fundamental) to the Agreement; and

(vi)	a time of day is a reference to New York City time.

2.	THE LOAN

(a)
Subject to Section 5 (Conditions Precedent) of this Agreement, the Payor agrees to make a loan to the Company in a principal amount of U.S.$175,000,000 (the “Loan”), the disbursement of which shall be deemed to have occurred upon the satisfaction of each of the conditions set out in Section 5 (Conditions Precedent), and, on and after the Closing Date (as defined in the SPA), the Company shall owe the Deferred Amount (and any interest, expenses, fees and other amounts pursuant to the terms of this Agreement to the Original Payor (or its permitted successors and assigns)).

(b)
The Company covenants to, upon the request of any holder of the obligations owed by the Company hereunder, promptly execute and deliver an original promissory note in form and substance reasonably satisfactory to such holder representing the obligations owed to such holder by the Company hereunder.

3.	STATUS OF THE DEFERRED AMOUNT

(a)	Until a Cross Acceleration Event has occurred (and provided that the Guarantee is in full force and effect and the Guarantor has not defaulted on its obligations under the Guarantee):

(i)
the rights of the Payor under this Agreement to repayment of the Deferred Amount shall be subordinated in right of payment to the Notes but shall be repayable at the Mandatory Repayment Date in accordance with the terms of this Agreement; and

(ii)
(x) the Payor may only demand payment (and the Guarantor required to make payment) of any amount due under this Agreement solely from the Guarantor pursuant to the Guarantee, and (y) the Company shall be permitted to make payments of the Deferred Amount and Interest so long as it has sufficient funds to make such payments.

(b)
In the event that (i) a Cross-Acceleration Event, or (ii) the Guarantee fails to be in full force and effect or the Guarantor defaults on its obligations under the Guarantee, the claims of the Payor under this Agreement shall rank senior and at least pari passu in right and priority of payment with the claims of all other present and future secured and unsubordinated creditors (actual or contingent) of the Company.

4.	SECURITY

(a)	The Company’s obligations under this Agreement shall be secured by the Company Share Mortgage and the Nautilus Share Mortgage.

(b)
Pursuant to the Company Share Mortgage Agreement, the due and punctual fulfillment of the obligations under this Agreement shall be secured by a first priority lien on the equity of the Company (subject to liens by operation of law).

(c)
Pursuant to the Nautilus Share Mortgage, the due and punctual fulfillment of the obligations under this Agreement shall be secured by a first priority lien on the equity of Nautilus Inkia Holdings LLC (subject to liens by operation of law).

(d)
The Company agrees to promptly take, and cause Nautilus Energy Holdings LLC to promptly take, all actions reasonably requested by the Payor on the date hereof and from time to time to ensure that the obligations of the Company hereunder are secured at all times by a perfected first priority lien in accordance with this Section 4 (Security) over all of the equity of the Company and all of the equity of Nautilus Inkia Holdings LLC.

5.	CONDITIONS PRECEDENT

(a)
This Agreement shall only become effective upon the occurrence of the Closing (as defined in the SPA) on the Closing Date (as defined in the SPA) and in the event that Closing (as defined in the SPA) does not occur, the Loan shall be deemed to be repaid and the payments described in the preamble shall be treated as if no payment had been made.

(b)	The obligations of the Payor to make the Loan are subject to the further conditions precedent that on the date of this Agreement:

(i)	all of the documents and other evidence set out in Schedule 1 (Conditions precedent documents) in form and substance satisfactory to the Payor (acting reasonably);

(ii)	all of the representations and warranties set out in Section 12 (Representations and Warranties) are true and correct in all material respects;

(iii)	the Original Payor has received the purchase price pursuant to the SPA and the Closing (as defined in the SPA) has occurred; and

(iv)	no Repayment Event has occurred, is outstanding or would result from making the Loan.

6.	REPAYMENT

6.1	Repayment

Subject to Section 6.2 (Reserve Amount), the Company shall repay the Deferred Amount on the Mandatory Repayment Date together with accrued and unpaid interest, fees, expenses and other amounts payable pursuant to the terms of this Agreement.

6.2	Reserve Amount

(a)
If (i) there are one or more claims for indemnification by the Company pursuant to Article X of the SPA that is not Finally Determined and outstanding as of the Mandatory Repayment Date, (ii) such claims for indemnification are made in good faith, and (iii) the amount of such claims exceed the OPC Share Value to the extent the OPC Share Pledge remains in effect, then, at the option of the Company, an aggregate principal amount of the Deferred Amount equal to the Reserve Amount shall not be required to be repaid on the Mandatory Repayment Date and the remaining amount of the Deferred Amount (together with accrued and unpaid interest, fees, expenses and other amounts payable pursuant to the terms of this Agreement) shall be repaid on the Mandatory Repayment Date. Subject to Section 7 (Set Off & Prepayment), the aggregate principal amount of the Deferred Amount equal, subject to clause (b) of this Section 6.2 (Reserve Amount) to the Reserve Amount (together accrued interest which shall increase the Deferred Amount outstanding) shall be repaid at such time when the relevant claim for indemnification is Finally Determined pursuant to the SPA.

(b)
During such time as the Reserve Amount is outstanding (the “Reserve Period”) following the Mandatory Repayment Date, the Reserve Amount shall accrue interest at the Interest Rate (i) minus, in the event the claim amount actually paid exceeds 110% of the Reserve Amount, interest at a rate of 4% per annum for the Reserve Period on the difference between 110% of the Reserve Amount and the amount of the claim paid (the “Payor Reserve Penalty”), and (ii) plus, in the event the claim amount actually paid is less than 90% of the Reserve Amount, interest at a rate of 4% per annum for the Reserve Period on the difference between 90% of the Reserve Amount and the amount of the claim paid (the “Payee Reserve Penalty”).

(c)
The interest payable during the Reserve Period shall accrue in accordance with Section 8 (Interest), minus the Payor Reserve Penalty or plus the Payee Reserve Penalty, as applicable, with the adjusted interest due at such time as the Reserve Amount (together with accrued and unpaid interest, fees, expenses and other amounts payable pursuant to the terms of this Agreement) is either set-off in accordance with Section 7 (Set Off & Prepayment) or repaid when the relevant claim for indemnification is Finally Determined (as defined in the SPA).

(d)	Costs of any third party evaluator employed pursuant to this Section 6.2 (Reserve Amount) or the definition of Reserve Amount are to be shared equally by the Payee and Payor.

6.3	Peru Sale

(a)
Upon a sale of all or substantially all of the assets of the Acquired Companies domiciled in Peru (the “Peru Entities” and such a sale, a “Peru Sale”), the Company will be required to either, at the Company’s option, (i) prepay all of the Deferred Amount (together with accrued and unpaid interest, fees, expenses and other amounts payable pursuant to the terms of this Agreement); (ii) place an amount in escrow sufficient to pay the Deferred Amount (together with accrued and unpaid interest, fees, expenses and other amounts payable pursuant to the terms of this Agreement) on the Mandatory Repayment Date on terms reasonably satisfactory to the Payor; or (iii) cause the Guarantor to enter into a guarantee of all obligations of the Company under this Agreement (which, for the avoidance of doubt, shall not be released upon the occurrence of a Cross Acceleration Event).

(b)
If an amount is placed in escrow in accordance with Section 6.3(a)(ii) (Peru Sale), such amount must be irrevocably deposited in cash with an unaffiliated third party reasonably satisfactory to the Payor in an account to be held in trust for the benefit of the Payor.

7.	SET OFF & PREPAYMENT

7.1	Voluntary prepayment by set off

(a)
The Company will have the right to prepay all or some of the Deferred Amount at any time and from time to time in an amount up to the Deferred Amount in lieu of seeking a cash payment of that indemnity claim in an aggregate principal amount equal to the amount of any unpaid indemnification claim that is Finally Determined in accordance with the SPA which would be prepaid by the Company, provided that the Company must first set off any such indemnification claims that are Finally Determined against the OPC Share Pledge, in accordance with Section 10.10 of the SPA.

(b)
The amount of any set off pursuant to this Section 7.1 (Voluntary prepayment by set off) shall be considered to satisfy the indemnity obligations under Article X of the SPA to the extent of such set off shall be deemed to be a payment of such indemnity obligation under the SPA and shall be considered an adjustment to the Purchase Price for Tax purposes in accordance with Section 10.9 of the SPA.

7.2	Voluntary prepayment by redemption

The Company will have the right to prepay all or some of the Deferred Amount at any time and from time to time, in each case on ten Business Days written notice given by the Company to the Payor.

7.3	Miscellaneous provisions

(a)	Any notice of prepayment under this Agreement is irrevocable.

(b)	All prepayments under this Agreement must be made with capitalized and uncapitalized accrued and unpaid interest on the amount prepaid.

8.	INTEREST

8.1	PIK Interest

(a)	Interest on the Deferred Amount shall accrue for each Interest Period at eight per cent. (8%) per annum (“Interest”) and such interest shall be compounded in accordance with paragraph (b) below.

(b)
At the end of each Interest Period, the Interest accrued on the Deferred Amount from time to time during that Interest Period shall be automatically capitalized and added to the amount of the Deferred Amount. Any such accrued Interest shall, after being so capitalized, be treated as part of the Deferred Amount and shall bear interest in accordance with this Section 8 (Interest), and shall be treated as having been paid and satisfied in full in respect of the relevant Interest Period by the Company pursuant to the terms of this Agreement. For the avoidance of doubt, all amounts of capitalized interest must, except as provided in Section 7 (Set Off & Prepayment), be repaid in full on the Mandatory Repayment Date.

(c)
If all or part of the Deferred Amount is prepaid prior to the end of an Interest Period, any accrued and unpaid interest on such portion of the Deferred Amount that is prepaid that has not been so capitalized will be payable in cash on the date of such prepayment.

8.2	Interest on overdue amounts

(a)
If the Company fails to pay any amount payable by it under this Agreement on its due date, it must immediately on demand by the Payor pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)
Interest on an overdue amount is payable at a rate determined by the Payor to be three per cent. (3%) per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Deferred Amount having the same designation and in the same currency as the Deferred Amount to which the overdue amount is in the reasonable opinion of the Payor referable.

(c)	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

(d)
This Section 8.2 (Interest on overdue amounts) shall not apply to Reserve Amounts, except to the extent a Repayment Event has occurred or the claim for indemnification has been Finally Determined in accordance with the SPA.

(e)	Notwithstanding anything to the contrary herein, the interest rate shall never exceed that which is prohibited by applicable law.

9.	INTEREST PERIODS

9.1	Duration of Interest Periods

Each Interest Period shall be a twelve month period starting on (i) the first day following the last day of the immediately preceding Interest Period or (ii) if such Interest Period is the first Interest Period, the date of this Agreement (each such period, an “Interest Period”).

9.2	Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days.

10.	TAXES

10.1	Tax gross-up and withholding

Each payment by the Company under this Agreement shall, except as required by law, be made without withholding or deduction for or on account of any Taxes. If any such Taxes are required to be withheld or deducted from any such payment, the Company shall pay to the Payor such additional amounts as may be necessary to ensure that the net amount actually received by the Payor after such withholding or deduction (including such deduction and withholding applicable to additional sums payable under this Section) is equal to the amount that the Payor would have received had no such withholding or deduction been required; provided, however, that no such additional amounts shall be payable in respect of any Taxes imposed on the net income of any Payor and any franchise Taxes, in each case, imposed as a result of the Payor being organized under the laws of, or having its principal place of business located in, the jurisdiction imposing such Tax.

10.2	Payment of taxes

(a)
The Company shall pay all Taxes referred to in Section 10.1 (Tax gross-up and withholding) before penalties are payable or interest accrues thereon, but if any such penalties are payable or interest accrues, the Company shall make payment thereof when due to the appropriate governmental authority. As soon as practicable after each such payment of Taxes, the Company shall deliver to the Payor an official receipt or a certified copy thereof evidencing such payment.

(b)
The Company shall pay any present or future stamp, transfer or documentary taxes or any other excise or property taxes, charges or similar levies, and any penalties, additions to tax or interest due with respect thereto, that may be imposed in connection with the execution, delivery, registration or enforcement of this Agreement or any transaction contemplated by this Agreement.

10.3	Reimbursement of taxes

If any Payor pays any Taxes or other amounts that the Company is required to pay pursuant to Section 10 (Taxes), the Company shall reimburse it on demand in full in the currency in which such Taxes or other amounts are paid.

11.	PAYMENTS

11.1	Place

All cash payments by the Company must be made to the Payor by wire transfer of immediately available funds to the account specified by the Payor at such office or bank as it may notify to the Company for this purpose by not less than three Business Days’ prior notice.

11.2	Currency

(a)	Interest is payable in U.S. dollars.

(b)	Amounts payable in respect of Taxes, fees, costs and expenses are payable in the currency in which they are incurred.

(c)	Each other amount payable under this Agreement is payable in U.S. dollars.

11.3	No set-off or counterclaim

Subject to Section 7 (Set off & Repayment) and Section 6.2 (Reserve Amount), all payments made by the Company under this Agreement must be made without set-off or counterclaim.

11.4	Business Days

(a)	If a payment under this Agreement is due on a day which is not a Business Day with respect to the Payee or Payor, the due date for that payment will instead be the next Business Day.

(b)
During any extension of the due date for payment of any principal (other than pursuant to clause (a) above) under this Agreement interest is payable on that principal at the rate payable on the original due date.

12.	REPRESENTATIONS AND WARRANTIES

12.1	General

The Company makes the representations and warranties set out below to the Payor as of the date hereof:

12.2	Status

(a)
The Company and Nautilus Inkia Holdings LLC are each a limited liability company, corporation or other body corporate, duly incorporated or duly organized (as applicable) and validly existing under the laws of its jurisdiction of incorporation.

(b)	The Company and Nautilus Inkia Holdings LLC have the power to own their assets and carry on their business as it is being conducted.

12.3	Binding Obligations

The obligations expressed to be assumed by it in this Agreement to which it is a party are legal, valid, binding and enforceable obligations.

12.4	Non-Conflict with Other Obligations

The entry into and performance by the Company and of, and the transactions contemplated by, this Agreement do not and will not conflict in any material respect with:

(a)	any material law or regulation applicable to the Company;

(b)	the constitutional documents of the Company; or

(c)
any agreement or instrument binding upon the Company or Nautilus Inkia Holdings LLC or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument in each case in a manner which would reasonably be expected to be material.

12.5	Power and Authority

(a)
The Company has the corporate capacity to enter into, perform and deliver, and has taken all necessary corporate action to authorize its entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement.

(b)
No consent or license from any governmental authority is required for the Company to enter into this Agreement or to perform the transactions contemplated hereunder other than those which have been obtained.

12.6	No Default

(a)	No Repayment Event is continuing and, on the date of this Agreement, no Repayment Event would result from the entry into, the performance of, or any transaction contemplated by, this Agreement.

(b)
To the best of the knowledge and belief of the Company, no other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or would reasonably be expected to be material.

12.7	No Breach of Laws

The Company has not (and Nautilus Inkia Holdings LLC has not) breached any law or regulation which breach has or would reasonably be expected to be material.

12.8	Litigation

No material litigation, investigation or proceeding of or before any arbitrator or governmental authority is pending or, to the knowledge of the Company, threatened in writing by or against the Company or Nautilus Inkia Holdings LLC.

12.9	Ranking

Subject to Section 2 (Status of the Deferred Amount), the payment obligations of the Company under the this Agreement rank at least pari passu in right and priority of payment with the claims of all its other present and future unsecured and unsubordinated creditors (actual or contingent) except those whose claims are preferred solely by operation of law.

12.10	Group Structure Chart

To the best of its knowledge and belief (having made due and careful enquiry), the Group Structure Chart is true and correct in all material respects.

12.11	Share Mortgage

(a)
Except for the Nautilus Share Mortgage granted hereunder, the Company (i) is and will continue to be the direct owner, beneficially and of record, of 100% of the outstanding shares of the Nautilus Inkia Holdings LLC, (ii) holds the same free and clear of all Security Interests (other than Security Interests created by this Agreement), (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Security Interests with respect to the Company Share Mortgage, other than Security Interests created by or permitted under this Agreement, and (iv) will defend its title or interest thereto or therein against any and all Security Interests (other than the Security Interests created hereby), however arising, of all Persons whomsoever.

(b)	The pledge effected hereby is effective to vest in the Payor the rights of the Payor in the Company Share Mortgage and the Nautilus Share Mortgage, in each case, as set forth therein.

13.	COVENANTS

13.1	The Company covenants and agrees with the Payor as set forth in Annex I (Undertakings) for so long as any amount is outstanding under this Agreement.

14.	GUARANTEE

(a)	The Guarantor shall guarantee payment of the obligations of the Company at the Mandatory Repayment Date (or earlier, if the prepayment right is exercised) pursuant to the Guarantee.

(b)	The Guarantee shall terminate in accordance with its terms upon the occurrence and continuation of a Cross Acceleration Event having occurred.

(c)
The Guarantee is a general obligation of the Guarantor and ranks equally in right of payment with all existing and future obligations of the applicable Guarantor that are not subordinated in right of payment to such Guarantee.

15.	DEFAULT

The Repayment Events and remedies are set forth in Section 3.1 (Repayment Events) of Annex I (Undertakings).

16.	EXPENSES

16.1	Amendment Costs

If the Company or the Payor requests an amendment, waiver or consent, such party shall, within one month of demand, reimburse (or procure reimbursement of) the other party for the amount of all reasonable documented third party costs and expenses (including reasonable legal fees and notarial costs) reasonably incurred by such other party in responding to, evaluating, negotiating or complying with that request or requirement.

16.2	Enforcement and Preservation Costs

The Company shall, within five Business Days of demand, pay to the Payor the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the enforcement of or the preservation of any rights under this Agreement and any proceedings instituted by the Payor as a consequence of enforcing these rights.

16.3	Escrow Costs

The fees, costs and expenses associated with the creation of an escrow account and the deposit of all or some of the Principal Amount into such escrow account shall be borne by the Company.

17.	AMENDMENTS AND WAIVERS

17.1
This Agreement may be amended with the consent of both the Company and the Payor (or, in the event that the Payor is not solely the Original Payor, Payors holding a majority of the interest in the Deferred Amount). Upon request by the Company and in the Payor’s sole discretion, the Payor (or, in the event that the Payor is not solely the Original Payor, Payors holding a majority of the interest in the Deferred Amount) may waive an obligation of or default by the Company under this Agreement, such waiver to be only in writing.

17.2	Waivers and remedies cumulative

The rights of the Payor and Company under this Agreement:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing.

Delay in exercising or non-exercise of any right is not a waiver of that right.

18.	CHANGES TO THE PARTIES

18.1	Assignments and transfers

(a)
The Company may not, other than in accordance with a transaction permitted under Section 2.8 (Merger, Consolidation and Sale of Assets) of Annex I (Undertakings), assign, transfer or delegate any of its rights or obligations under this Agreement without the prior consent of the Payor, and any purported assignment, transfer or delegation in violation of this provision shall be void and of no effect.

(b)	The Payor’s rights under this Agreement shall be transferrable or assignable:

(i)	to an affiliate of Payor;

(ii)
following the first anniversary of the date hereof, upon 5 Business Days’ notice by the Payor to the Company, the Company shall provide 15 entities to whom the Company agrees that the Payor’s rights under this Agreement may be transferrable or assignable provided that such entities shall be investment-grade rated entities and not affiliated to each other, the Company or the Payor;

(iii)
upon the occurrence and during the continuance of a Repayment Event to entities and funds not generally engaged in the investment of distressed assets (but affiliates of such entities not engaged in the investment of distressed assets shall be permitted transferees or assignees); and

(iv)	to IC Power Asia Development Limited, IC Power Limited and Kenon Holdings Limited,

and for each of (i), (ii), (iii) and (iv) (and for (iv) only in the event that Kenon Holdings Limited is no longer a publicly listed company), subject to receiving confirmatory know your customer requirements on such transferee to the reasonable satisfaction of the Company.

(c)	This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns.

19.	SEVERABILITY

If a term of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction in relation to any party to this Agreement, that will not affect:

(a)	in respect of such party the legality, validity or enforceability in that jurisdiction of any other term of this Agreement;

(b)	in respect of any other party to this Agreement the legality, validity or enforceability in that jurisdiction of that or any other term of this Agreement; or

(c)	in respect of any party to this Agreement the legality, validity or enforceability in other jurisdictions of that or any other term of this Agreement.

20.	COUNTERPARTS

This Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

21.	NOTICES

21.1	In writing

(a)	Any communication in connection with this Agreement must be in writing and, unless otherwise stated, may be given in person, by post, fax or by e-mail.

(b)	For the purpose of this Agreement, an electronic communication will be treated as being in writing and a document.

(c)	Unless it is agreed to the contrary, any consent or agreement required under this Agreement must be given in writing.

21.2	Contact details

(a)	If to the Company or the Guarantor:

c/o I Squared Capital Advisors (US) LLC
410 Park Avenue #830
New York, NY 10022
United States
Attention: General Counsel
Facsimile No.: +1 (212) 339-5390
Email: generalcounsel@isquaredcapital.com

with a copy to:
Norton Rose Fulbright US LLP
1301 Avenue of the Americas
New York, New York 10019
United States
Attention: Charles E. Hord, III, Esq.,
Marwan Azzi, Esq.,
Facsimile: +1 646 710 5353
Email: charles.hord@nortonrosefulbright.com,
marwan.azzi@nortonrosefulbright.com

with a copy to:
Milbank, Tweed, Hadley & McCloy LLP
28 Liberty Street
New York, NY 10005
United States
Attention: Carlos T. Albarracín, Esq.
Facsimile: +1 212.822.5116
Email: CAlbarracin@milbank.com

(b)	If to the Sellers:

1 Temasek Avenue #36-01
Millenia Tower
Singapore 039192
Attention: Legal Department, Finance Department
Email: RobertR@kenon-holdings.com
TzahiG@kenon-holdings.com

with a copy to:
Inkia Energy Limited
Canon’s Court
22 Victoria St.
Hamilton HM12
Bermuda

and

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
London
E14 5DS
United Kingdom
Attention: Scott V. Simpson, Esq.,
James A. McDonald, Esq.,
Pankaj Sinha, Esq.
Facsimile: +44 (0)207 519 7070
Email: scott.simpson@skadden.com,
james.mcdonald@skadden.com, pankaj.sinha@skadden.com

(c)	Any Party may change its contact details by giving five Business Days’ written notice to all other Parties.

(d)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

21.3	Effectiveness

(a)	Except as provided below, any communication in connection with this Agreement will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if by fax, when received in legible form; and

(iii)	if by e-mail or any other electronic communication, when received in legible form.

(b)	A communication given under paragraph (a) above but received on Non-Business Day or after business hours in the place of receipt will only be deemed to be given on the next Business Day in that place.

22.	LANGUAGE

(a)	Any notice given in connection with this Agreement must be in English.

(b)	Any other document provided in connection with this Agreement must be:

(i)	in English; or

(ii)	accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

23.	GOVERNING LAW

This Agreement is governed by and shall be constructed in accordance with the laws of the State of New York.

24.	ENFORCEMENT

24.1	Jurisdiction

The Parties hereby agree that this Agreement, and the respective rights, duties and obligations of the parties hereunder, shall all be governed by and construed in accordance with the laws of the state of New York, without giving effect to principles of conflicts of laws thereunder. To the fullest extent permitted by applicable law, each of the parties hereby (i) irrevocably consent and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the courts of the United states of America for the Southern District of New York or the courts of the State of New York sitting in Manhattan borough, New York City, and (ii) by execution and delivery of this Agreement, irrevocably submits to and accepts, with respect to any such action or proceedings, for itself and in respect of its properties and assets, for purposes of this agreement, the jurisdiction of the aforesaid courts, and irrevocably waives any objection to venue in such courts.

24.2	Service of process

(a)
The Company irrevocably appoints Corporation Service Company as its agent under this Agreement for service of process in any proceedings, and the Payor agrees that service of process in accordance with Section 21 (Notices) shall be effective service of process in any proceedings, before the courts to the jurisdiction of which the Parties submit pursuant to Section 24.1 (Jurisdiction) above.

(b)
If any person appointed as process agent is unable for any reason to act as agent for service of process, the Company must immediately (and in any event within twenty days of such event taking place) appoint another agent on terms acceptable to the Payor. Failing this, the Payor may appoint another agent for this purpose.

(c)	The Company agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Subsection does not affect any other method of service allowed by law.

24.3	Waiver of immunity

The Company irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by the Payor against it in relation to this Agreement and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.

24.4	Waiver of trial by jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED ON OR ARISING FROM THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

CONDITIONS PRECEDENT DOCUMENTS

To be Delivered on or Before the Date of this Agreement

Company

1.	A certified copy of the constitutional documents of the Company conferring on the Company the corporate capacity required to enter into and effect the transactions contemplated by this Agreement.

2.
A copy of a resolution of the board of directors of the Company approving the terms of this Agreement and related documents, the transactions contemplated thereby and the execution, delivery and performance thereof by the Company.

3.
A specimen of the signature of each person authorized on behalf of the Company to execute this Agreement or all documents and notices to be executed and/or dispatched by it under or in connection with this Agreement.

4.	Evidence that the Company is in good standing on the date of effectiveness of this Agreement (if the concept of “good standing” is applicable in its jurisdiction of incorporation).

5.
A certificate of an authorized signatory of the Company confirming that (i) payment of the Deferred Amount would not breach any limit binding on it as of the date of this Agreement, (ii) all representations and warranties contained in this Agreement are true and correct in all material respects as of the date of this Agreement and (iii) there shall not exist any Repayment Event or event or condition which, with the passage of time, could become a Repayment Event under this Agreement as of the date of this Agreement.

6.
A customary certificate of an authorized signatory of the Company, attaching the items specified in paragraphs 1, 2, 3, and 7 of this Schedule 2 and certifying that the copy of each such document attached thereto is correct and complete and that the copy of such document provided to the Original Payor (including any amendments or other modifications with respect thereto which have been provided to the Original Payor) is in full force and effect and has not been amended or superseded as of the date of this Agreement.

7.	A certificate of incorporation of the Company certified by the Secretary of State of the Cayman Islands.

8.	A copy of the Company’s and Nautilus Inkia Holdings LLC’s most recent quarterly unaudited financial statements.

Legal opinions

9.
A customary legal opinion of Milbank, Tweed, Hadley & McCloy LLP, legal advisers as to matters of New York law to the Company, addressed to the Original Payor as of the date of this Agreement, in form and substance reasonably satisfactory to the Original Payor.

10.
A customary legal opinion of Maples & Calder, legal advisers as to matters of Cayman law to the Company, addressed to the Original Payor as of the date of this Agreement, in form and substance reasonably satisfactory to the Original Payor.

Other documents and evidence

11.
A duly executed copy of (i) this Agreement, (ii) the Guarantee, (iii) the Company Share Mortgage Agreement, (iv) the Nautilus Share Mortgage Agreement and (v) a promissory note executed by the Company representing its obligations hereunder in form and substance reasonably satisfactory to the Original Payor.

12.	Evidence that the Company’s agent for service of process in New York has accepted its appointment.

SCHEDULE 2

TRANSFER CERTIFICATE

IN THE FORM OF AN ASSIGNMENT AND ASSUMPTION AGREEMENT

Nautilus Energy TopCo LLC. U.S.$175,000,000 Deferred Loan Agreement dated December 28, 2017
(as amended from time to time, the “Agreement”)

This Transfer Certificate in the form of an assignment and assumption agreement (this “Assignment”) is entered into on [•] 20[●]

BETWEEN:

1.	[ ] (the “Assignor”); and

2.	[ ] (the “Assignee”).

The Assignor and the Assignee agree as follows:

3.
Unless otherwise defined in this Assignment, terms defined in the Agreement are used in this Assignment with the same meanings given to them in the Agreement, and the rules of construction of the Agreement apply to this Assignment.

4.
The Assignor sells and assigns, without recourse, to the Assignee, and the Assignee purchases and assumes, without recourse, from the Assignor, effective as of the Transfer Date set forth below, the interests described below (collectively, the “Assigned Interest”) in the Assignor’s rights and obligations under the Agreement.

5.	The Assignee acknowledges receipt of a copy of the Agreement.

6.	This Assignment is permitted under the terms of the Agreement.

7.	From and after the Transfer Date:

a.	the Assignee shall be a party to and be bound by the provisions of the Agreement and, to the extent of the Assigned Interest, have the rights and obligations of the Payor; and

b.	the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Agreement.

8.	This Assignment is being delivered to the Company together with any further documentation required to be delivered by the Assignee under the Agreement, duly completed and executed by the Assignee.

9.	This Assignment shall be governed by and construed in accordance with the laws of the State of New York.

Details of Assignment

Assignee’s contact details for notices under the Agreement are on file with the Administrative Agent.

Effective Date of Assignment (“Transfer Date”):          [•]

Principal Amount Assigned:          U.S.$[•]

[The interest in relation to the Assignor’s interest and pursuant to Section 8 (Interest) of the Agreement will accrue from [•] 20[●] and will be for the account of the Assignee.]

The undersigned, intending to be legal bound, have executed and delivered this Assignment on the date first above written.

[ASSIGNOR], as Assignor

By:
Name:
Title:

[ASSIGNEE], as Assignee

By:
Name:
Title:

[The undersigned consents to the above assignment:

NAUTILUS ENERGY TOPCO LLC

By:
Name:
Title:]

ANNEX I

UNDERTAKINGS

1.	COMPLIANCE WITH THE INDENTURE

(a)
Subject to clause (b) below, the Company will use Commercially Reasonable Efforts to cause Nautilus Inkia Holdings LLC and its Restricted Subsidiaries (as defined in the Indenture) to comply in all material respects with the Indenture.

(b)
The Company will procure that Nautilus Inkia Holdings LLC and its Restricted Subsidiaries (as defined in the Indenture) comply in all respects with Sections 4.07 (Restricted Payments), 4.08 (Dividend and Other Payment Restrictions Affecting Securities), 4.09 (Incurrence of Additional Indebtedness), 4.10 (Asset Sales), 4.11 (Transactions with Affiliates), 4.12 (Liens), 5.01 (Merger, Consolidation and Sale of Assets) and 6.01 (Events of Default) of the Indenture (as in effect on the date hereof).

2.	COVENANTS

2.1	Reporting

(a)
The Company will use Commercially Reasonable Efforts to cause the Company to provide to the Payor with copies of all financial statements, compliance certificates or other reports and notices the Company would be required to provide to the Trustee (as defined in the Indenture) or holders of the Notes pursuant to the Indenture as in existence on the date hereof (whether or not the Indenture remains in effect).

(b)	The Company will provide the Payor copies of statutory or unconsolidated financial statements for the Company on a quarterly basis and audited financial statements on an annual basis (if available).

2.2	Compliance Certificate and Notices

(a)
The Company shall deliver to the Payor, within 135 days of the end of the Company’s financial year, an Officers’ Certificate stating that a review of the activities of the Company and its subsidiaries during the preceding financial year has been made under the supervision of the signing Officer with a view to determining whether the Company has complied with its obligations under this Agreement, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Agreement and is not in default in the performance or observance of any of the terms, provisions and conditions of this Agreement (or, if a Repayment Event has occurred, describing all such Repayment Events of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Deferred Amount is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(b)
The Company shall from time to time with reasonable promptness inform the Payor in writing of (i) any continuing Repayment Events or events or conditions which with the passage of time could become Repayment Events, (ii) any material adverse effect on its ability to comply with its obligations hereunder or on the Guarantor’s ability to comply with its obligation hereunder or under the Guarantee and (iii) the filing of any litigation, arbitration or proceeding of any type naming the Company as a defendant which has the potential to materially adversely impact the Company’s ability to repay its obligations hereunder.

2.3	Conduct of the Payee Group

(a)	The Company shall not, and shall cause the members of the Payee Group to not, engage in any business other than a Permitted Business.

(b)
The Company shall, and shall cause the members of the Payee Group to, do all things necessary to preserve and keep in full force and effect: (1) its corporate existence, and the corporate, partnership or other existence of each of its subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such subsidiaries; and (2) the material rights (charter and statutory), licenses and franchises of the Company and its subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its subsidiaries, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Payor.

(c)
The Company shall not, and shall cause the members of the Payee Group to not, violate in any material respect any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award.

(d)	The Company shall, and shall cause the members of the Payee Group to, maintain its minute books and other similar corporate records in accordance with IFRS.

(e)
The Company shall, and shall cause the members of the Payee Group to, file all material tax returns that it is required to file and timely pay all material taxes that it is required to pay (whether or not shown as due on a tax return).

(f)
The Company shall not, and shall cause the Payee Group not to, enter into any sale and leaseback transaction unless such transaction involves a lease or right to possession or use for a temporary period not to exceed one year following such transaction, by the end of which it is intended that the use of such property by the lessee will be discontinued.

2.4	Restrictions on the Company

(a)
The Company shall not carry on any business, own any assets or incur any liabilities (including conduct any treasury services for the Payee Group) other than (i) ownership of the shares of Nautilus Inkia Holdings LLC, (ii) liabilities under this Agreement, and (iii) activities in the ordinary course of business as a holding company, including, without limitation, entering into transactions with Affiliates that are otherwise permitted under this Agreement.

(b)	The Company shall ensure that Nautilus Inkia Holdings LLC shall at all times be a direct, wholly owned subsidiary of the Company.

(c)
Subject to Annex I, clause 2.4(e), the Company shall procure that Nautilus Inkia Holdings LLC shall not carry on any business, own any assets or incur any liabilities (including conduct any treasury services for the Payee Group) other than (i) ownership of the shares of Inkia Americas Ltd., and (ii) activities in the ordinary course of business as a holding company, including, without limitation, entering into transactions with Affiliates that are otherwise permitted under this Agreement.

(d)	Subject to Annex I, clause 2.4(e), the Company shall ensure that Inkia Americas Ltd. shall at all times be a direct, wholly owned subsidiary of Nautilus Inkia Holdings LLC.

(e)
Notwithstanding Annex I, clause 2.4(c) and (d), Inkia Americas Ltd. may be an indirect, wholly owned subsidiary of Nautilus Inkia Holdings LLC, provided that the Company shall ensure that Nautilus Inkia Holdings LLC and each of its subsidiaries indirectly holding Inkia Americas Ltd. shall not carry on any business, own any assets or incur any liabilities (including conduct any treasury services for the Payee Group) other than (i) ownership of the shares of its direct wholly owned subsidiary, and (ii) activities in the ordinary course of business as a holding company, including, without limitation, entering into transactions with Affiliates that are otherwise permitted under this Agreement.

2.5	Negative Pledge

The Company shall not cause or permit any other member of the Payee Group to sell, or grant any Security Interest on any equity securities of Nautilus Inkia Holdings LLC, Inkia Americas Ltd. or any Specified Affiliate Holding Company (as defined in the Indenture), except by operation of law, without granting the same lien in favor of the Payor.

2.6	Specified Affiliate Holding Company Pledge

If an existing or future Specified Affiliate Holding Company is not a subsidiary of the Company, the Company shall cause the equity of such Specified Affiliate Holding Company to be pledged on the same terms as the Nautilus Share Mortgage and such pledge shall be released automatically and without consent of the Payor upon a sale of that Specified Affiliate Holding Company conducted in accordance with the Indenture.

2.7	Limitation on Indebtedness

The Company shall not cause or permit any other member of the Payee Group to incur any Indebtedness other than (i) any obligations of the Payee under this Agreement and (ii) any Indebtedness of any member of the Payee Group otherwise permitted to be incurred in accordance with the Indenture governing the Notes, provided that in order for the Company or any member of the Payee Group to incur any Indebtedness pursuant to sub-section (ii) above, the Consolidated Net Leverage Ratio (as defined in the Indenture) of the Company and each other member of the Payee Group (which, for the avoidance of doubt, when calculating Consolidated Total Net Indebtedness (as defined in the Indenture) shall include Debt of Project Finance Subsidiaries (as defined in the Indenture), but shall exclude any obligations of the Company under this Agreement) (the “Leverage Test”) does not exceed (i) 6.0 to 1.0, if such Indebtedness is incurred on or prior to December 31, 2018, (ii) 5.5 to 1.0, if such Indebtedness is incurred on or prior to December 31, 2019, (iii) 5.0 to 1.0 if such Indebtedness is incurred on or prior to December 31, 2020, and (iv) 4.75 to 1.0 if such Indebtedness is incurred on or after to January 1, 2021 (including, for the avoidance of doubt, any period during which any portion of the Deferred Amount remains outstanding including any Reserve Amount).

2.8	Merger, Consolidation and Sale of Assets

(a)
Except in the case of a Peru Sale conducted pursuant to Section 6.3 and transfers to Specified Affiliate Holding Companies as part of the Permitted Reorganization, the Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person (whether or not the Company is the surviving or continuing Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Company’s properties and assets (determined on a consolidated basis for the Company and its subsidiaries), to any Person unless: (a) either:

(i)	the Company shall be the surviving or continuing corporation; or

(ii)
the Person (if other than the Company ) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s subsidiaries substantially as an entirety (the “Surviving Entity”):

(A)
shall be organized and validly existing under the laws of (a) Bermuda, (b) the Cayman Islands, (c) the United States of America, any State thereof or the District of Columbia, (d) Peru or (e) any country which is a member country of the Organization for Economic Co-Operation and Development; and

(B)
shall expressly assume, by supplemental agreement (in form and substance reasonably satisfactory to the Payor), executed and delivered to the Payor, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Deferred Amount and the performance and observance of every covenant of this Agreement on the part of the Company to be performed or observed;

(b)
immediately after giving effect to such transaction and the assumption contemplated by clause (a)(ii)(B) above (including giving effect on a pro forma basis to any Indebtedness, incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, will be able to incur at least U.S.$1.00 of additional Indebtedness pursuant to Section 2.6 of this Annex I;

(c)
immediately after giving effect to such transaction and the assumption contemplated by clause (a)(ii)(B) above (including, without limitation, giving effect on a pro forma basis to any Indebtedness, incurred or anticipated to be Incurred and any Security Interest granted in connection with or in respect of the transaction), no Repayment Event shall have occurred or be continuing; and

(d)
the Company or the Surviving Entity has delivered to the Payor an Officers’ Certificate and an Opinion of Counsel, each stating that the consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if required in connection with such transaction, the supplemental indenture, comply with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to the transaction have been satisfied.

(e)
Upon any consolidation, combination or merger or any transfer of all or substantially all of the properties and assets of the Payee Group in accordance with Section 2.8 (Merger, Consolidation and Sale of Assets) hereof, in which the Company is not the continuing Person, the Surviving Entity formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made will succeed to, and be substituted for, (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Agreement referring to the “Company” shall refer instead to the Surviving Entity and not to the Company), and may exercise every right and power of, the Company under this Agreement with the same effect as if such Surviving Entity had been named as such. Upon such substitution, unless the successor is one or more of the Company’s Subsidiaries, the Company will be released from its obligations under this Agreement.

3.	REPAYMENT EVENTS

3.1	Repayment Events

(a)	Repayment Event means any of the following events has occurred and is continuing:

(i)
A Cross Acceleration Event; provided, that, unless the Notes (as defined in the Indenture) have been accelerated as a result of such Cross Acceleration Event, no Repayment Event under this Section 3.1(a)(i) (Repayment Events) of this Annex I shall occur unless such Cross Acceleration Event has occurred and is continuing for sixty (60) days.

(ii)	Failure to pay the Deferred Amount (together with accrued and unpaid interest, fees, expenses and other amounts payable pursuant to the terms of this Agreement), as and when due.

(iii)	Breach of any provision in this Agreement, in each case, which has not be cured within thirty (30) days after the Payor gives written notice of that breach.

(iv)
Voluntary bankruptcy, insolvency or liquidation proceedings are commenced by the Guarantor, Company or any other member of the Payee Group, except in such circumstances as may be mutually agreed in writing by the Company and the Payor.

(v)	Involuntary insolvency or liquidation proceedings are commenced against the Guarantor, Company or any other member of the Payee Group and are not dismissed or stayed within ninety (90) days.

(vi)
It is or becomes or will become unlawful for the Guarantor or the Company to perform or comply with any of its obligations under this Agreement, or any such obligation is not or ceases to be legal, valid and binding.

(vii)	The Security or Guarantee (except as permitted in accordance with this Agreement) becomes unenforceable or ineffective.

(b)
Subject to Section 3 (Status of the Deferred Amount), if there is a Repayment Event, the Deferred Amount (together with accrued and unpaid interest, fees, expenses and other amounts payable pursuant to the terms of this Agreement) shall become due and payable immediately and in each case the Company shall immediately prepay or repay such amounts to the Payor.

(c)	Company shall be required to promptly give notice to Payor of an event that with the passage of time or giving of notice will or could become a Repayment Event.

SIGNATURES

Company

NAUTILUS ENERGY TOPCO LLC

By:
Name: Thomas Lefebvre
Title: Authorized Signatory

Address:

c/o I Squared Capital Advisors (US) LLC
410 Park Avenue #830
New York, NY 10022
United States
Attention: General Counsel
Facsimile No.: +1 (212) 339-5390
Email: generalcounsel@isquaredcapital.com

with a copy to:

Norton Rose Fulbright US LLP
1301 Avenue of the Americas
New York, New York 10019
United States
Attention: Charles E. Hord, III, Esq.,
Marwan Azzi, Esq.,
Facsimile: +1 646 710 5353
Email: charles.hord@nortonrosefulbright.com,
marwan.azzi@nortonrosefulbright.com
And

Milbank, Tweed, Hadley & McCloy LLP
28 Liberty Street
New York, NY 10005
United States
Attention: Carlos T. Albarracín, Esq.
Facsimile: +1 212.822.5116
Email: CAlbarracin@milbank.com

Signature Page to Deferred Payment Agreement

Guarantor

ISQ GLOBAL INFRASTRUCTURE FUND II, L.P.

By:
Name: Adil Rahmathulla
Title: Director

By:
Name: Gautam Bhandari
Title: Director

Address:

c/o I Squared Capital Advisors (US) LLC
410 Park Avenue #830
New York, NY 10022
United States
Attention: General Counsel
Facsimile No.: +1 (212) 339-5390
Email: generalcounsel@isquaredcapital.com

with a copy to:

Norton Rose Fulbright US LLP
1301 Avenue of the Americas
New York, New York 10019
United States
Attention: Charles E. Hord, III, Esq.,
Marwan Azzi, Esq.,
Facsimile: +1 646 710 5353
Email: charles.hord@nortonrosefulbright.com,
marwan.azzi@nortonrosefulbright.com
And

Milbank, Tweed, Hadley & McCloy LLP
28 Liberty Street
New York, NY 10005
United States
Attention: Carlos T. Albarracín, Esq.
Facsimile: +1 212.822.5116
Email: CAlbarracin@milbank.com

Signature Page to Deferred Payment Agreement

Original Payor

INKIA ENERGY LIMITED

By:
Name: Alberto Triulzi
Title: CFO

Address:	1 Temasek Avenue #36-01 Millenia Tower Singapore 039192 Attention: Legal Department, Finance Department
Email:	RobertR@kenon-holdings.com; TzahiG@kenon-holdings.com

with a copy to:

Inkia Energy Limited
Canon’s Court
22 Victoria St.
Hamilton HM12
Bermuda

And

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
London E14 5DS
United Kingdom
Attention: Scott V. Simpson, Esq., James A. McDonald, Esq., Pankaj Sinha, Esq.
Fax:  +44 (0)2075197070
Email: scott.simpson@skadden.com; james.mcdonald@skadden.com;
pankj.sinha@skadden.com

Signature Page to Deferred Payment Agreement